Exhibit 10.19.4

AMENDMENT OF

WARRANT TO PURCHASE PREFERRED STOCK

This Amendment of Warrant to Purchase Preferred Stock is entered into as of September 13, 2013 between Biocept, Inc., a Delaware corporation (“Biocept”) and                  (the “Holder”) with respect to each and every Warrant to Purchase Preferred Stock (collectively referred to herein in the singular as the “Warrant”) issued by Biocept’s predecessor Biocept, Inc., a California corporation, to the Holder under the Note and Warrant Purchase Agreement dated as of January 13, 2012 and any and all amendments of such Note and Warrant Purchase Agreement.

The Warrant is amended by changing Section 1(b) thereof to read in full as follows:

“(b) “Exercise Price” shall mean $0.54.”

Except as expressly set forth herein, the Warrant remains unchanged and in full force and effect.

BIOCEPT, INC.

By:
Title:	CFO

HOLDER:

By: